                                                                      EXHIBIT 12

                   EQUITABLE RESOURCES, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES
                        FOR THE LAST FIVE FISCAL YEARS
                                  (THOUSANDS)




                                      1993      1994      1995      1996        1997
                                    --------  --------  --------  --------  -------------
Consolidated net income.            $ 73,455  $ 60,729  $  1,548  $ 59,379    $ 78,057
Federal and state income            --------  --------  --------  --------    --------
 taxes..................              21,393     9,873   (28,216)   31,681      47,245
Investment tax credit,
 net of amortization....              (1,373)   (1,096)   (1,091)   (1,099)     (1,100)
Fixed charges...........              42,006    47,146    53,389    45,458      49,611
                                    --------  --------  --------  --------    --------
                                      62,026    55,923    24,082    76,040      95,756
                                    --------  --------  --------  --------    --------
Earnings before fixed
 charges and income
 taxes..................            $135,481  $116,652  $ 25,630  $135,419    $173,813
                                    ========  ========  ========  ========    ========
Fixed charges:
Interest on long-term
 debt:
  Debentures and medium-
   term notes...........            $ 31,272  $ 33,967  $ 34,889  $ 33,082    $ 33,561
  First mortgage bonds..                 330       --        --
  Amortization of
   original issue
   discount and debt
   expense, less
   premium..............               1,559     1,582     1,646     1,710       1,489
                                    --------  --------  --------  --------    --------
    Subtotal............              33,161    35,649    36,535    34,792      35,050
Other interest..........               5,567     8,356    13,563     7,033      10,628
Allowance for borrowed
 funds used during
 construction...........               1,841     2,072     2,530     2,582       3,346
One-third of rent
 expense which is a
 representative interest
 rate for existing
 leases.................               3,278     3,241     3,291     3,633       3,933
                                    --------  --------  --------  --------    --------
  Total fixed charges...            $ 43,847  $ 49,218  $ 55,919  $ 48,040    $ 52,957
                                    ========  ========  ========  ========    ========
Ratio of earnings to
 fixed charges..........                3.09      2.37       .46      2.82        3.28
                                    ========  ========  ========  ========    ========